Exhibit 5.1
December 31, 2008
The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402

RE:	Registration Statement on Form S-8 Relating to The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan
Ladies and Gentlemen:

As Vice President, General Counsel and Secretary to The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an additional 1,000,000 shares of the Company’s Common Stock, $0.01 par value (the “1,000,000 Shares”), that may be issued under The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (the “Plan”).

I have examined the Company’s Articles of Incorporation and Bylaws, the Plan and such other documents and corporate records relating to the Company and the issuance of the 1,000,000 Shares as I have deemed appropriate. In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to me as conformed, photostatic or other copies. As to matters of fact which have not been independently established, I have relied upon representations of officers of the Company.

Based upon the foregoing, it is my opinion that the 1,000,000 Shares are duly authorized and, when issued and sold pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.
I hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
Robert E. Stern